Exhibit 10.37

NOVELION THERAPEUTICS INC.

AMENDED AND RESTATED
NOVELION 2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

(Executives)

Novelion Therapeutics Inc. (the “Company”), pursuant to its Amended and Restated 2017 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Grantee”), an award (“Award”) consisting of the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth below. Each RSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”), the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Award Agreement”) and the Plan, one Common Share, subject to adjustment pursuant to Section 16 of the Plan in respect of transactions occurring on or after the date hereof. Unless otherwise defined in this Grant Notice or the Award Agreement, defined terms shall have the meaning set forth in the Plan.

Grantee’s Name:
Grant Date:
Number of RSUs:
Vesting Commencement Date:
Vesting Schedule:

[Remainder of this page intentionally left blank.]

By accepting the Award, Grantee agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice. Grantee has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety and fully understands all provisions of the Award Agreement, the Plan and this Grant Notice. Additionally, by accepting the Award, Grantee agrees that he or she has read, fully understands and agrees to abide by the terms of the Company’s Insider Trading Policy and has read and fully understands the Plan Prospectus, copies of which have been made available to Grantee. Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions arising under the Plan or relating to the RSUs.

NOVELION THERAPEUTICS Inc.
By:	___________________________
Print Name:	Linda Buono
Title:	Senior Vice President, Human Resources

The Grant Notice and Award Agreement are hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

By:
Name:

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (the “Award Agreement”) is attached, Novelion Therapeutics Inc. (the “Company”) has granted to Grantee award of restricted stock units (“Restricted Stock Units” or “RSUs”) under the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended from time to time (the “Plan”).

ARTICLE I.

GENERAL

1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.

1.2    Incorporation of Terms of Plan. RSUs are subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS
2.1    Grant of RSUs. In consideration of Grantee’s service as an officer, employee or Consultant of the Company or its Affiliates and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company grants to Grantee the number of RSUs as set forth in the Grant Notice (the “Award”). Each RSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in the Grant Notice, this Award Agreement and the Plan, one Common Share, subject to adjustment pursuant to Section 16 of the Plan in respect of transactions occurring after the date hereof.

2.2    Company’s Obligation. Unless and until the RSUs have vested in a manner set forth in Article II hereof, Grantee will have no right to receive any Common Shares in respect of any such RSUs.

2.3    Vesting Schedule. No portion of the Award is vested as of the date hereof. Subject to Section 2.4 below, the RSUs will vest and become nonforfeitable according to the vesting schedule set forth on the Grant Notice to which this Award Agreement is attached (the “Vesting Schedule”).

2.4    Forfeiture, Termination and Cancellation upon Termination of Services.

(a)Termination of Service. Except to the extent contemplated in the Vesting Schedule, if applicable, or as otherwise set forth in subsection (b) below, upon Grantee’s Termination of Service for any reason, all unvested RSUs will be automatically forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and Grantee, or Grantee’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.

(b)Sale Event. In the event that Grantee is party to an effective employment or similar individual agreement with the Company or its Affiliates that provides for the treatment of an equity award in connection with a “Sale Event” (as defined in such agreement), such provision shall only apply in connection with a “Sale Event” that occurs on or after the Grant Date (and shall not, for the avoidance of doubt, apply in connection with a “Sale Event” that occurred prior to the Grant Date).

2.5    Payment after Vesting.

(a)As soon as administratively practicable following the vesting of any RSUs (but in no event later than March 15 of the year following the year in which the RSUs become vested), the Company shall deliver to Grantee (or, in the event of Grantee’s death or complete disability, to the person to whom the Award has passed by will or the laws of descent and distribution or to Grantee’s legal guardian or representative, as applicable) a number of Common Shares equal to the number of RSUs that vested on the applicable vesting date. Notwithstanding the foregoing, in the event Common Shares cannot be issued pursuant to Section 2.7(a) or (b) hereof, then the Common Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Committee determines that Common Shares can again be issued in accordance with Sections 2.7(a) or (b) hereof.

(b)Grantee will be solely responsible for paying any applicable withholding taxes arising from the grant, vesting or settlement of any RSUs and any payment is to be in a manner satisfactory to the Company. Notwithstanding the foregoing, the Company will have the right to withhold from any amount payable to Grantee, either under the Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions (the “Withholding Obligations”). The Company may require Grantee, as a condition to the vesting or settlement of an RSU, to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations, including, without limitation, requiring Grantee to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; (iii) deliver written instructions contemplated in Section 13.1(c) of the Plan, to effect a net settlement of Common Shares under an RSU in an amount required to satisfy any such Withholding Obligations; or (iv) pursuant to a transaction as contemplated in Section 13.1(b) of the Plan, cause such broker to withhold from the proceeds realized from such transaction the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

Notwithstanding any other provision of this Award Agreement or the Plan to the contrary, if Grantee is an “executive officer” of the Company within the meaning of Section 13(k) of the U.S. Exchange Act, Grantee shall not be permitted to make payment with respect to any RSUs, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the U.S. Exchange Act.

The Company shall not be obligated to deliver any new certificate representing Common Shares to Grantee or Grantee’s legal representative or enter such Common Shares in book entry form unless and until Grantee or Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, provincial and local taxes applicable to the taxable income of Grantee resulting from the vesting and settlement of RSUs into Common Shares.

2.6    Rights as Shareholder. Unless otherwise determined by the Committee, Grantee shall possess no incidents of ownership with respect to the Common Shares underlying the RSUs and deliverable hereunder unless and until such Common Shares are transferred to Grantee pursuant to the terms of the Plan and this Award Agreement.

2.7    Conditions to Delivery of Common Shares. Subject to Section 13.5 of the Plan, the Common Shares deliverable hereunder, or any portion thereof, may be either previously authorized but unissued Common Shares or issued Common Shares which have then been reacquired by the Company. Such Common Shares shall be fully paid and nonassessable.

(a)The Company shall not be required to issue or deliver any Common Shares deliverable hereunder or portion thereof prior to fulfillment of all of the following conditions:

i.The completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

ii.The admission of such Common Shares to listing or quotation on the Exchange;

iii.The obtaining of any approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

iv.the receipt from Grantee of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction;

(b)No fractional Common Shares shall be issued under this Award Agreement and any such fractional shares shall be eliminated by rounding down.

ARTICLE III.

OTHER PROVISIONS
3.1    Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Grantee, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the RSUs.

3.2    Adjustments upon Specified Events. Upon the occurrence of certain events relating to the Common Shares contemplated by Section 16.1 of the Plan (including, without limitation, an extraordinary cash dividend on such Common Shares), the Committee shall make such adjustments as the Committee deems appropriate in the number of RSUs then outstanding and the number and kind of securities that may be issued in respect of the RSUs. Grantee acknowledges that the RSUs are subject to modification and termination in certain events as provided in this Award Agreement and Sections 15 and 16 of the Plan.

3.3    Grant is not Transferable. During the lifetime of Grantee, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, the RSUs and the rights and privileges conferred hereby immediately will become null and void. Notwithstanding anything herein to the contrary, this Section 3.3 shall not prevent transfers by will or by operation of the laws of devolution or distribution and descent or pursuant to a qualified domestic relations order, as defined by the U.S. Code.

3.4    Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5    Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office in Vancouver, B.C., and any notice to be given to Grantee shall be addressed to Grantee at Grantee’s last address reflected on the records of the Company or its Affiliate. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or Canada Post, as applicable.

3.6    Titles. The division of this Award Agreement into Sections and Articles and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Award Agreement or the Plan.

3.7    Governing Law; Severability. The laws of the Province of British Columbia shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.8    Conformity to Securities Laws. Grantee acknowledges that the Plan and this Award Agreement are intended to conform to the extent necessary with all applicable provisions of the U.S. Securities Act and the U.S. Securities Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and applicable state and Canadian securities laws and regulations. This Award Agreement, the Plan, the granting and vesting of the RSUs under the Plan and this Award Agreement, and the settlement and delivery of Common Shares hereunder are subject to compliance with all applicable federal, state, provincial, local and foreign laws, rules and regulations (including but not limited to state, provincial, federal and foreign securities law and margin requirements) and to such approvals by any stock exchange, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Award Agreement or the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, this Award Agreement, the Plan and the RSUs granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9    Suspension, Amendment or Termination. To the extent permitted by the Plan, this Award Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, provided, that, the Committee will not have the right, without the consent of Grantee, to affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and/or rights of Grantee under this Award Agreement (subject to any necessary adjustment pursuant to Article 16 of the Plan).

3.10    Successors and Assigns. The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon Grantee and his or her heirs, executors, administrators, successors and assigns.

3.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Award Agreement, if Grantee is subject to Section 16 of the U.S. Exchange Act, the Plan, the RSUs and this Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the U.S. Exchange Act (including any amendment to Rule 16b-3 of the U.S. Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Award Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.12    Not a Contract of Employment. Nothing in this Award Agreement or the Plan will confer upon Grantee any right to continue in the employ or service of or under contract with the Company or any Affiliate or affect in any way the right of the Company or any such Affiliate to terminate his or her employment or service at any time; nor will anything in this Award Agreement or the Plan be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Affiliate to extend the employment or the service of Grantee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Affiliate or any present or future retirement policy of the Company or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Affiliate.

3.13    Entire Agreement. The Plan, the Grant Notice and this Award Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Grantee with respect to the subject matter hereof, except for provisions of an employment agreement that cover the subject matter hereof.

3.14    Section 409A. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the U.S. Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Award Agreement, if at any time the Committee determines that the RSUs (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Grantee or any other person for failure to do so) to adopt such amendments to the Plan, this Award Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the RSUs to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Neither the Company, nor any subsidiary, nor the Committee or Board, nor any person acting on behalf of the Company, any subsidiary, or the Committee or Board, shall be liable to Grantee or to the estate or beneficiary of Grantee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of the Grant Notice, this Award Agreement or any payment hereunder to satisfy the requirements of Section 409A.

3.15    Limitation on Grantee’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Grantee shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive Common Shares as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.16    Election Under Section 83(b). Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Common Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

3.17     Section 4985. If any amount payable or paid by the Company or any of its affiliates pursuant to this Agreement or otherwise to or for the benefit of Grantee becomes subject to the excise tax imposed by Section 4985 of the Code (including any interest, penalties or additions to tax relating thereto) (the “4985 Excise Tax”) by reason of the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 14, 2016 (as amended), among QLT, Inc., Aegerion Pharmaceuticals, Inc. and certain other parties thereto, as reasonably determined by the Company, then the Company shall pay to Grantee (1) an amount equal to the 4985 Excise Tax, and (2) an amount (the “4985 Gross-up Payment”) equal to the amount necessary to put Grantee in the same net after-tax position (taking into account any and all applicable Federal, state, local and foreign income, employment, excise and other taxes) that Grantee would have been in if Grantee had not incurred any liability for taxes under Section 4985 of the Code.  Any determination regarding the amount of any payment or payments hereunder shall be made in writing by the Company’s independent accountants or other accounting or consulting firm selected by the Company, whose determination shall be conclusive and binding upon Grantee and the Company for all purposes.

3.18     Clawback. The RSUs (whether or not vested) are subject to forfeiture, termination and rescission, and Grantee will be obligated to return to the Company the value received with respect to the RSUs (including any gain realized on a subsequent sale or disposition of Common Shares) in accordance with any clawback or similar policy maintained by the Company or any Affiliate, as such policy may be amended and in effect from time to time, including, without limitation, Aegerion Pharmaceuticals, Inc.’s Policy on Executive Financial Recoupment Program, which provides for forfeiture and recoupment of an amount equivalent to up to three years of incentive-based compensation upon the occurrence of certain triggering events, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.